Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Nicole Donegan
ndonegan@severnbank.com
(410) 260-2045

Severn Bank Appoints Erik M. Chick Chief Lending Officer

ANNAPOLIS, MD (May 9, 2019) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Bank (“Severn”), announced the appointment of Erik M. Chick as Chief Lending Officer and Executive Vice President.

Mr. Chick has over 20 years in the banking industry. He has been a Vice President and Commercial Relationship Manager with Severn Bank since 2015. He has held various positions with local community banks including commercial banker, commercial real estate, residential, consumer lending and management roles. Mr. Chick, a life-long Anne Arundel County resident, received his Bachelor of Science degree from Johns Hopkins University, where he was captain of the lacrosse team. He also received a certification in Commercial Lending Practice and Risk Principles from the Risk Management Association Commercial Lending School.

Mr. Chick was named a Top Banker by Smart CEO in 2012/2013. He is a former YMCA of Anne Arundel County board member. He has also been active with Habitat for Humanity, the South River Colony Conservancy and various other conservation, community and youth athletic associations. In addition, he coaches and volunteers with youth recreational sports in the county. Mr. Chick lives in Edgewater with his wife and three children.

Commenting on the appointment, Alan J. Hyatt, President and Chief Executive Officer, remarked, “Erik is an excellent choice for this position. He has a proven track record of success for Severn Bank. He has played a key role in providing financing solutions for Maryland based businesses, and he has a strong and loyal client following. He will provide excellent leadership to his team and valuable input to our executive team.”

About Severn Bank

Founded in 1946, Severn Bank, is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $885 million and six branches located in Annapolis, Edgewater and Glen Burnie, Lothian/Wayson’s Corner, and Severna Park. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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